UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12
PEREGRINE SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Filed by Peregrine Semiconductor Corporation Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Peregrine Semiconductor Corporation
Commission File No.: 001-35623

The following is (1) employee communications and (2) a letter sent to stockholders concerning the proposed merger between Peregrine Semiconductor Corporation and Murata Electronics North America, Inc. pursuant to the terms of an Agreement and Plan of Merger dated as of August 22, 2014. The email was sent to employees, and the letter was mailed to stockholders and made available to employees on the Company's intranet site today, November 4, 2014.

Employee e-mail

From: Employee Stock Options
Sent: Tuesday, November 04, 2014 10:55 AM
To: Peregrine - Everyone
Subject: End of Blackout Period

Peregrine Team,

As is customary, we are starting an open trading period as it is now 3 days post our third quarter results announcement. You are now able to a) exercise your stock options and/or b) buy or sell PSMI shares. The trading window will be somewhat shortened, as we will be closing the trading window in advance of the special shareholder meeting to approve the acquisition of Peregrine Semiconductor by Murata. As such, our trading window is expected to be open only through the end of day on November 14, 2014.

Please also note, in anticipation of our closing the Murata acquisition transaction of Peregrine Semiconductor, we do not anticipate any further PSMI purchase/ sales by insiders activity after November 14, 2014. We expect to be required to close any option activity to facilitate the closing process and payout. You should anticipate that we will be unable to process any option transactions (even execute and hold), after November 14, 2014.

Employees seeking pre-clearance to trade may begin submitting requests today. As a reminder, requests should be sent to employeestockoptions@psemi.com and the following information should be included in your submission:

‐ Number of shares you plan to buy or sell
‐ Statement that you are not aware of material non-public information
‐ Brief reason for the sale

We intend to provide you with a response within one business day; however this will depend on volume of demand.

Should you have any questions, please forward them to the email address listed above.

Regards,

Shannell Thompson | Stock Plan Administrator
Peregrine Semiconductor | www.psemi.com
858.869.0634 office 858.731.9499 fax
9380 Carroll Park Drive | San Diego, CA 92121
sthompson@psemi.com

November 3, 2014

Dear Fellow Stockholder:

We have previously sent to you proxy material for the important special meeting of stockholders of Peregrine Semiconductor Corporation, to be held on November 19, 2014. Your Board of Directors unanimously recommends that stockholders vote FOR all items on the agenda.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Very truly yours,
James S. Cable, Ph.D.
Chairman and Chief Executive Officer

REMEMBER:
You can vote your shares by telephone, or via the Internet.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

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